Exhibit 23.4

February 11, 2026

Cayson Acquisition Corp.

205 West 37th Street

New York, NY 10018

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 11, 2025, to the Board of Directors of Cayson Acquisition Corp. (“CAPN”), and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving CAPN, MANGO FINANCIAL LIMITED (“MFL”), which proxy statement/prospectus forms a part of the registration statement on Form F-4.

Very truly yours,

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited